Exhibit 99.1

For Immediate Release

Kimberly Admire Joins SAIC as Chief Human Resources Officer

(McLean, Va.) Science Applications International Corp. (NYSE: SAIC) today announced that Kimberly Admire will join SAIC as its new chief human resources officer, effective Aug. 11.

Admire will succeed Brian Keenan, who joined SAIC’s former parent in 2000 and has been the company’s chief human resources officer since 2007. As a member of SAIC’s executive team, Admire will lead the development and implementation of key employee-related initiatives, including organizational culture and development, compensation and benefits, talent management, workforce planning, recruiting, and employee engagement.

“We deeply appreciate Brian’s leadership and commitment to SAIC, particularly during the company’s transformation and spin-off last year,” said SAIC CEO Tony Moraco. “Kim brings more than 20 years of industry experience and extensive knowledge of the human resources discipline, which will be instrumental to our employees and customers as we continue our journey as a renewed company. We are excited to welcome Kim to our leadership team.”

Admire worked most recently as vice president of Culture, Diversity and Equal Opportunity Programs with Lockheed Martin Corp., where she was responsible for designing and implementing enterprise-wide diversity and inclusion strategies. During the course of her 16-year career with Lockheed Martin, Admire served in many key leadership positions.

Admire earned a bachelor’s degree in business administration from Park College in Parkville, Missouri, and a master’s degree in human resources management from the University of Maryland University College. She is an active member of the Society for Human Resource Management.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/. For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Form 10-K and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

For further information:

Media Contact:

Lauren Darson

703.676.8982

lauren.a.darson@saic.com